Exhibit 99.1
NEWS RELEASE

Media contact:	Michael J. Olsen, VP of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

For release: October 29, 2009	Financial Media
Otter Tail Corporation Announces Third Quarter Earnings; Board of Directors Declares Dividend
     FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended September 30, 2009.
     Highlights
•	Consolidated net income improved 10.0% as net income in our electric and food ingredient processing segments increased $3.0 million and $2.8 million, respectively, compared with the third quarter of 2008.

•	Consolidated revenues decreased 27.1% compared with last year’s third quarter.

•	Diluted earnings per share totaled $0.29 compared with $0.31 in the third quarter of 2008.

•	Operating cash flow increased by $100.3 million for the nine months ended September 30, 2009 compared with the same period last year.
     Announcements
•	On October 29, 2009 the Board of Directors declared a quarterly common stock dividend of 29.75 cents per share payable December 10, 2009 to shareholders of record on November 13, 2009.

•	The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable December 1, 2009, to shareholders of record on November 13, 2009.

•	The corporation expects its 2009 diluted earnings per share to be near the low end of its previously announced range of $0.70 to $1.10.

•	On September 11, 2009 Otter Tail Power Company, announced its withdrawal from participation in the planned construction of a 500- to 600-megawatt generating unit at its Big Stone Plant site.

•	On July 1, 2009 the corporation completed its transition to a holding company structure.

CEO Overview
“Our results for the third quarter of 2009 reflect both the continuing challenges of a weak economy as well as the positive impact of initiatives in place across our entire organization, specifically, reducing expenses, improving efficiencies and maximizing cash flow,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “As a result of these initiatives, we realized meaningful improvements in both net income and operating cash flow during the quarter.”
Erickson continued, “Otter Tail Power Company faced mixed market dynamics during the quarter, benefiting from rate increases in the Dakotas, and increased renewable energy and transmission rider revenues, while being impacted by a reduction in sales driven by an unseasonably cool summer in the Midwest, reduced demand from commercial and industrial customers and a deflated wholesale market. Many of our nonelectric businesses continued to face recessionary headwinds during the period. While year-over-year results are down in most of these businesses, we are pleased with the continuing solid performance of our food ingredient processing business and are mildly encouraged by recent stabilization in some of our other businesses. While these are hopeful signs, we expect continued short-term challenges at least through the end of 2009 and now anticipate our 2009 diluted earnings per share to be near the low end of our previously announced range of $0.70 to $1.10.
“The recession’s challenges demand that we remain focused on managing the controllable aspects of our business and continue our efforts to optimize our market position in preparation for a sustained economic recovery. It also means closely scrutinizing our capital expenditures. During the quarter, Otter Tail Power Company announced its withdrawal from participation in Big Stone II, a 500- to 600-megawatt coal-fired power plant proposed near Milbank, South Dakota, which would have involved an estimated $400 million capital commitment by Otter Tail Power. The decision to withdraw came after evaluation by Otter Tail Power of many factors, including the broad economic downturn and high level of uncertainty associated with proposed federal climate legislation. Otter Tail Power continues to pursue other generation investment opportunities in addition to investing more than $300 million in wind energy generation during the last three years. We are pleased that our efforts to be fiscally conservative, along with the dedication of our employees across all of our businesses, have allowed us to remain financially strong and continue to serve our customers and shareholders well.”
Liquidity and Cash Flow from Operations
“While total net income for the quarter ended September 30, 2009 increased over the same quarter a year ago, the corporation’s earnings per share declined from $.31 to $.29 per share. This was due to the effect of the common shares issued for the $155 million equity offering completed in September 2008,” said Kevin Moug, chief financial officer of Otter Tail Corporation. The proceeds of this equity offering were used to finance the construction of the Ashtabula Wind Center and the expansion of DMI Industries’ manufacturing facilities. The equity offering also allowed the corporation to have the liquidity needed to handle the downturn in the economy during the recession.
The corporation’s cash flow from operations increased to $140.6 million for the nine months ended September 30, 2009 compared with $40.2 million for the nine months ended September 30, 2008, primarily driven by a decrease in working capital of approximately $98.2 million.
Otter Tail Corporation maintains a strong liquidity position, including amounts available under our credit lines totaling $232.9 million on September 30, 2009: $155.2 million under the Otter Tail Power Company (OTP) credit facility and $77.7 million under the Otter Tail Corporation credit facility. “We believe we have the necessary liquidity to effectively conduct business operations for an extended period if current market conditions continue. We are committed to maintaining a strong balance sheet and an appropriate cost structure that provide Otter Tail Corporation with significant financial flexibility,” said Moug.
Segment Performance Summary
Electric
Electric revenues and net income were $73.6 million and $9.5 million, respectively, for the quarter ended September 30, 2009 compared with revenues of $82.9 million and net income of $6.5 million for the quarter ended September 30, 2008.
Wholesale electric revenues from company-owned generation were $3.2 million for the quarter ended September 30, 2009 compared with $9.1 million for the quarter ended September 30, 2008. A 34.1% decrease in wholesale kwh sales due to reduced plant availability and lower wholesale demand, combined with a 47.5% decrease in revenue per kwh sold due to lower wholesale prices, resulted in the decrease in wholesale electric revenues. Other electric operating revenues decreased $5.3 million as a result of a decrease in revenues from construction work completed for other entities on regional energy projects. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, were $1.2 million for the quarter ended September 30, 2009 compared with net gains of $0.8 million for the quarter ended September 30, 2008.
Retail electric revenues increased 2.4% mainly due to:
•	a $0.8 million increase in North Dakota interim rates,

•	a $0.7 million increase in South Dakota rates, and

•	$0.4 million in accrued revenues related to transmission asset investments subject to recovery in Minnesota under a rate rider, partially offset by a decrease in revenues related to a 3.7% reduction in retail kilowatt-hour (kwh) sales.
Mild summer weather in 2009, which resulted in a 37.5% decrease in cooling-degree days between the quarters, was the main factor contributing to the reduction in retail kwh sales.
On November 4, 2008 the electric utility filed for a general rate increase of 5.1% or $6 million in North Dakota. An interim rate increase of 4.1% or $4.8 million was granted effective January 1, 2009. The electric utility has entered into a proposed settlement agreement which is subject to approval by the North Dakota Public Service Commission. The settlement includes a proposed increase in North Dakota retail electric rates of $3.9 million or approximately 3.3%. Interim rates will remain in effect for all North Dakota customers until final, approved rates go into effect. As of September 30, 2009, OTP had reserved $0.7 million for revenues collected under interim rates in excess of the rate increase agreed to in a proposed settlement, which will be credited to North Dakota customers after final rates have been approved.
Fuel costs related to retail use were down due to a 15.0% reduction in kwh generation for retail use combined with a 10% reduction in cost of fuel per kwh generated resulting from a 180% increase in generation from OTP’s zero-fuel-cost wind turbines, which provided 12.2% of the electricity generated by OTP to serve retail customers in the third quarter of 2009. Despite a 78.1% increase in kwh purchases to serve retail customers, purchased power costs increased by only 6.3% as a result of a 40.3% decrease in the cost per kwh purchased. Decreases in natural gas prices, increased output from regional hydroelectric plants, increased efficiency in wholesale electric markets and a decline in industrial demand for electricity are factors that have contributed to a significant decline in wholesale electric prices in 2009.
A $9.8 million decrease in electric operating and maintenance expenses reflects:
•	a $4.5 million decrease in costs associated with construction work completed for other entities on regional energy projects, commensurate with a $5.3 million decrease in related revenue,

•	recognition, in the third quarter of 2008, of $1.5 million in costs eligible for recovery through the Minnesota Resource Recovery Rider that had been deferred pending approval of the rider,

•	a $1.2 million reduction in external services expenses for power-plant maintenance and tree trimming,

•	a $1.0 million reduction in employee incentive expenses,

•	a $0.5 million reduction in travel expenses related to decreased fuel costs, an increase in travel expenses capitalized and reductions in employee training expenses, and

•	a $0.5 million decrease in material and operating supply expenses mainly related to boiler maintenance expenses incurred in the third quarter of 2008.
Depreciation expense increased $1.2 million mainly due to the construction of 32 wind turbines at the Ashtabula Wind Energy Center in 2008. OTP’s interest costs increased by $2.2 million as a result of debt incurred to finance a portion of OTP’s recent investments in wind-powered generation, including 33 wind turbines completed and placed in service at its Luverne Wind Farm in September 2009. The electric utility received approximately $30.2 million in October 2009 relating to its U.S. Treasury grant application under the American Recovery and Reinvestment Act of 2009.
Plastics
Plastics revenues and net income were $27.4 million and $1.3 million, respectively, for the quarter ended September 30, 2009 compared with revenues of $36.7 million and net income of $1.6 million for the quarter ended September 30, 2008. The decrease in revenues and net income was due to a 28.3% decrease in the price per pound of pipe sold partially offset by a 4.0% increase in pounds sold. Beginning in 2008, significant reductions in new home construction in markets served by the plastic pipe companies have resulted in reduced demand and lower prices for PVC pipe products. Costs per pound of pipe sold decreased 31.1% between the quarters.
Manufacturing
Manufacturing revenues and net income were $75.9 million and $0.1 million, respectively, for the quarter ended September 30, 2009 compared with revenues of $127.8 million and net income of $0.4 million for the quarter ended September 30, 2008.
•	At DMI, revenues decreased $28.6 million mainly as a result of lower volumes of wind towers being sold related to the 2009 slowdown of installed megawatts of wind energy, but net income increased by $0.9 million as a result of improved productivity and cost control measures implemented in 2009. Also, in the third quarter of 2008, DMI’s costs of goods sold included $1.5 million related to start-up inefficiencies at its Oklahoma plant.

•	At BTD, revenues decreased $14.5 million and net income was down $2.4 million as a result of a decline in sales volume.

•	At T.O. Plastics, revenues decreased $2.1 million and net income was down $0.3 million as a result of lower sales volume.

•	At ShoreMaster, revenues decreased $6.6 million while net losses decreased $1.5 million. The decrease in revenues mainly reflects revenues recognized on a commercial construction project in the third quarter of 2008. Revenues also decreased as a result of a reduction in sales of residential products between the quarters. ShoreMaster’s net loss in the third quarter of 2008 included a $0.8 million after-tax loss from the operation and closure of a production facility in California. Additional cuts in operating and sales expenses of $1.5 million also contributed to the reduction in net losses at ShoreMaster.
Health Services
Health services revenues and net loss were $27.1 million and $0.6 million, respectively, for the quarter ended September 30, 2009 compared with revenues of $31.1 million and net income of $0.3 million for the quarter ended September 30, 2008. Decreases in revenues of $2.9 million from scanning and other related services and $1.2 million from equipment sales and servicing were partially offset by decreases in costs of goods sold of $2.5 million, resulting in a net loss between the quarters. Third quarter 2009 results also were negatively impacted by higher-than-expected service and maintenance costs. The imaging side of the business continues to be affected by less-than-optimal utilization of certain imaging assets.
Food Ingredient Processing
Food ingredient processing revenues and net income were $18.7 million and $1.8 million, respectively, for the quarter ended September 30, 2009 compared with revenues of $15.3 million and a net loss of $1.1 million for the quarter ended September 30, 2008. The $3.4 million increase in revenues is due to a 4.8% increase in pounds of product sold, combined with a 16.3% increase in the price per pound of product sold. Cost of goods sold decreased $1.9 million, despite the increase in sales volume, due to a 16.7% decrease in the cost per pound of product sold.
Other Business Operations
Other business operations revenues and net loss were $36.1 million and $0.2 million, respectively, for the quarter ended September 30, 2009 compared with revenues of $59.6 million and net income of $4.3 million for the quarter ended September 30, 2008. At the construction companies, revenues and net income decreased $19.5 million and $3.6 million, respectively, as a result of a reduction in work volume from 2008 to 2009 due to the current economic recession and increased competition for available work. In our trucking operations, revenues decreased $4.0 million and net losses were $0.3 million compared to net income of $0.7 million for the same period a year ago due to a reduction in miles driven directly related to the current economic recession. Net income from trucking operations was also affected by an increase in equipment maintenance costs.
Corporate
Corporate expenses, net-of-tax, were $1.3 million for the quarter ended September 30, 2009 compared with $2.4 million for the quarter ended September 30, 2008 due to a $0.8 million reduction in insurance costs, a $0.5 million decrease in interest costs related to a reduction in corporate-held debt and a $0.3 million increase in tax savings.

Income Taxes
The corporation’s effective income tax rate for the three months ended September 30, 2009 is significantly lower than its effective income tax rate for the three months ended September 30, 2008. The reduction from the federal statutory rate mainly reflects the benefit of production tax credits and North Dakota wind energy credits related to the electric utility’s wind turbines of approximately $1.6 million in the third quarter of 2009 compared with $0.7 million in the third quarter of 2008.
2009 Expectations
The corporation expects its 2009 earnings to be near the low end of its previously announced range of $0.70 to $1.10. The earnings guidance is subject to risks and uncertainties given current global economic conditions and the other risk factors outlined below.
Contributing to the corporation’s earnings guidance for 2009 are the following items:
•	The corporation now expects 2009 earnings from its electric segment to be lower than 2008 electric segment earnings. The corporation’s expectations for earnings from its electric segment have been revised downward due to the negative impact of milder weather conditions in the third quarter, softness in demand from commercial and industrial customers and lower volumes and margins from wholesale energy sales. Declining demand along with the lowest natural gas prices in years are having a dramatic impact on the volume and price that can be realized from sales of excess generation into the marketplace. While 2009 earnings are expected to be impacted by lower than requested electric revenue increases in North Dakota and South Dakota and lower volumes and margins from wholesale energy sales, OTP has benefited from continued cost reduction efforts and higher than expected earnings from the allowance for funds used during construction related to construction of its Luverne Wind Farm.

•	The corporation expects its plastics segment’s 2009 performance to be below 2008 earnings, given continued poor economic conditions.

•	The corporation now expects its manufacturing segment to post a net loss in 2009 as a result of the following:
o	BTD continued to experience unexpected declines in customer demand in the third quarter of 2009 and expects soft demand to continue for the rest of the year resulting in lower earnings compared with 2008.

o	While spending on waterfront products is expected to decline in the current economy, a reduction in net loss compared with 2008 is expected at ShoreMaster given the restructuring that has occurred in its business. ShoreMaster has implemented significant cost reductions across the organization, reduced capital spending and reorganized its business units for more efficient operations. ShoreMaster continues to experience performance issues on a marina construction project which is having a negative effect on its results of operations.

o	DMI’s earnings in 2009 are now expected to be in line with its 2008 earnings, despite the sluggish economy, as a result of expense reductions and productivity improvements.

o	T. O. Plastics’ expects slightly lower earnings in 2009 compared with 2008. While T.O. Plastics expects economic challenges to continue, it has implemented cost reductions and efficiency projects to maintain profitability.

o	Backlog in place in the manufacturing segment to support revenues for the remainder of 2009 is approximately $61 million compared with $131 million one year ago.
•	The corporation now expects its health services segment to record a net loss in 2009. Cost reductions implemented in 2009 have not been enough to offset the impact of low utilization of the current fleet of imaging assets. The health services segment leases its imaging assets. These leases expire at various dates from 2010 through 2014.

•	The corporation expects increased net income from its food ingredient processing business in 2009 based on expectations of higher sales volumes, lower energy costs and higher production levels in 2009 compared with 2008.

•	The corporation expects its other business operations segment to have lower earnings in 2009 compared with 2008. The decline in construction projects in 2009 due to poor economic conditions has negatively affected the corporation’s construction companies. The corporation’s trucking operations continue to be impacted by lower selling prices and volumes in its heavy haul business. Backlog in place for the corporation’s construction businesses is $25 million for the remainder of 2009 compared with $48 million one year ago.

•	The corporation expects corporate general and administrative costs to decrease in 2009.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2009 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in the corporation’s debt rating could restrict its ability to access capital and could increase borrowing costs and pension plan expenses. Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•	The value of the corporation’s defined benefit pension plan assets declined significantly during 2008 due to volatile equity markets. The corporation made a $4 million discretionary contribution to the pension plan in 2009. If the market value of pension plan assets declines or does not increase as projected and relief under the Pension Protection Act is no longer granted, the corporation could be required to contribute additional capital to the pension plan in future years.

•	A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as credit facility covenants.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating performance.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful and could result in poor financial performance.

•	The corporation’s plans to acquire additional businesses and grow and operate its nonelectric businesses could be limited by state law.

•	The terms of some of the corporation’s contracts could expose it to unforeseen costs and costs not within its control, which may not be recoverable and could adversely affect its results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

•	Competition is a factor in all of the corporation’s businesses.

•	The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations.

•	On September 11, 2009 OTP announced its withdrawal—both as a participating utility and as the project’s lead developer—from Big Stone II, due to many factors, including economic risks and uncertainty associated with proposed federal climate legislation and existing federal environmental regulations, that made proceeding with Big Stone II and committing to $400 million in capital expenditures untenable for OTP customers and our shareholders. As of September 30, 2009, OTP had incurred $13.6 million in costs related to this project. OTP believes these incurred costs are probable of recovery in future rates and has deferred recognition of these costs as operating expenses pending determination of recoverability by the state and federal regulatory commissions that approve OTP’s rates. However, if OTP is denied recovery of all or any portion of these deferred costs, such costs would be subject to expense in the period they are deemed to be unrecoverable.

•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Future operating results of the electric segment will be impacted by the outcome of rate rider filings in Minnesota for transmission investments.

•	OTP could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to OTP’s retail electric customers.

•	OTP’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	Existing or new laws or regulations addressing climate change or reductions of greenhouse gas emissions by federal or state authorities, such as mandated levels of renewable generation or mandatory reductions in carbon dioxide (CO2) emission levels, taxes on CO2 emissions or cap and trade regimes, that result in increases in electric service costs could negatively impact the corporation’s net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where OTP provides service or through increased market prices for electricity.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•	The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.

•	Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade their equipment.

•	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

•	The corporation’s food ingredient processing business could be adversely affected by changes in foreign currency exchange rates.

•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction or manufacturing businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2009 and 2008 in the attached financial statements: Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity and Consolidated Statements of Cash Flows.
# # #

Otter Tail Corporation
Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2009 and 2008
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2009	2008	2009	2008
Operating Revenues by Segment:
Electric	$73,553	$82,883	$232,757	$249,139
Plastics	27,353	36,690	63,066	99,685
Manufacturing	75,928	127,778	248,790	345,715
Health Services	27,053	31,139	83,412	91,144
Food Ingredient Processing	18,691	15,333	59,358	47,144
Other Business Operations	36,123	59,650	97,615	145,840
Corporate Revenue and Intersegment Eliminations	(1,261)	(554)	(3,462)	(1,911)

Total Operating Revenues	257,440	352,919	781,536	976,756

Operating Expenses:
Fuel and Purchased Power	24,284	29,188	83,947	93,042
Nonelectric Cost of Goods Sold (depreciation included below)	141,318	213,999	429,598	583,457
Electric Operating and Maintenance Expense	25,521	35,318	86,155	95,005
Nonelectric Operating and Maintenance Expense	30,476	37,222	93,520	108,211
Product Recall and Testing Costs	—	—	1,766	—
Plant Closure Costs	—	883	—	2,295
Depreciation and Amortization	18,345	16,563	54,265	47,600

Total Operating Expenses	239,944	333,173	749,251	929,610

Operating Income (Loss) by Segment:
Electric	14,733	10,513	35,654	37,714
Plastics	2,372	3,096	(890)	5,685
Manufacturing	1,740	3,059	1,959	8,198
Health Services	(1,020)	614	(1,151)	(254)
Food Ingredient Processing	3,061	(1,644)	9,258	1,346
Other Business Operations	(223)	7,626	(2,880)	6,570
Corporate	(3,167)	(3,518)	(9,665)	(12,113)

Total Operating Income	17,496	19,746	32,285	47,146

Interest Charges	7,358	7,269	20,280	21,023
Other Income	1,609	1,157	3,627	2,745
Income Taxes	1,155	4,003	(2,079)	7,490

Net Income (Loss) by Segment
Electric	9,527	6,519	22,448	22,545
Plastics	1,298	1,641	(869)	2,913
Manufacturing	100	380	(1,157)	1,160
Health Services	(649)	254	(875)	(525)
Food Ingredient Processing	1,772	(1,074)	5,544	734
Other Business Operations	(205)	4,341	(1,986)	3,370
Corporate	(1,251)	(2,430)	(5,394)	(8,819)

Total Net Income	10,592	9,631	17,711	21,378
Preferred Stock Dividend	184	184	552	552

Balance for Common:	$10,408	$9,447	$17,159	$20,826

Average Number of Common Shares Outstanding:
Basic	35,528,190	30,513,578	35,413,893	30,108,381
Diluted	35,788,293	30,817,013	35,670,244	30,398,235

Earnings Per Common Share:
Basic	$0.29	$0.31	$0.48	$0.69
Diluted	$0.29	$0.31	$0.48	$0.69

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	September 30,	December 31,
	2009	2008
Current Assets
Cash and Cash Equivalents	$6,066	$7,565
Accounts Receivable:
Trade—Net	111,737	136,609
Other	8,731	13,587
Inventories	84,000	101,955
Deferred Income Taxes	8,411	8,386
Accrued Utility and Cost-of-Energy Revenues	10,572	24,030
Costs and Estimated Earnings in Excess of Billings	44,141	65,606
Income Taxes Receivable	9,200	26,754
Other	20,086	8,519

Total Current Assets	302,944	393,011

Investments	9,019	7,542
Other Assets	42,979	22,615
Goodwill	106,778	106,778
Other Intangibles—Net	34,279	35,441

Deferred Debits
Unamortized Debt Expense and Reacquisition Premiums	9,488	7,247
Regulatory Assets and Other Deferred Debits	98,813	82,384

Total Deferred Debits	108,301	89,631

Plant
Electric Plant in Service	1,322,059	1,205,647
Nonelectric Operations	350,147	321,032

Total	1,672,206	1,526,679
Less Accumulated Depreciation and Amortization	588,527	548,070

Plant—Net of Accumulated Depreciation and Amortization	1,083,679	978,609
Construction Work in Progress	50,024	58,960

Net Plant	1,133,703	1,037,569

Total	$1,738,003	$1,692,587

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	September 30,	December 31,
	2009	2008
Current Liabilities
Short-Term Debt	$122,500	$134,914
Current Maturities of Long-Term Debt	1,275	3,747
Accounts Payable	100,142	113,422
Accrued Salaries and Wages	21,476	29,688
Accrued Taxes	10,092	10,939
Other Accrued Liabilities	16,130	12,034

Total Current Liabilities	271,615	304,744

Pensions Benefit Liability	79,781	80,912
Other Postretirement Benefits Liability	34,076	32,621
Other Noncurrent Liabilities	21,641	19,391

Deferred Credits
Deferred Income Taxes	116,705	123,086
Deferred Tax Credits	48,297	34,288
Regulatory Liabilities	66,855	64,684
Other	829	397

Total Deferred Credits	232,686	222,455

Capitalization
Long-Term Debt, Net of Current Maturities	411,309	339,726
Class B Stock Options of Subsidiary	1,220	1,220

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	—	—

Common Shares, Par Value $5 Per Share	178,417	176,923
Premium on Common Shares	246,948	241,731
Retained Earnings	245,836	260,364
Accumulated Other Comprehensive Loss	(1,026)	(3,000)

Total Common Equity	670,175	676,018

Total Capitalization	1,098,204	1,032,464

Total	$1,738,003	$1,692,587

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	Nine Months Ended
	September 30,
	2009	2008
Cash Flows from Operating Activities
Net Income	$17,711	$21,378
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	54,265	47,600
Deferred Tax Credits	(1,666)	(1,180)
Deferred Income Taxes	8,243	9,123
Change in Deferred Debits and Other Assets	(2,909)	(2,162)
Discretionary Contribution to Pension Plan	(4,000)	(2,000)
Change in Noncurrent Liabilities and Deferred Credits	7,497	1,795
Allowance for Equity (Other) Funds Used During Construction	(2,940)	(1,712)
Change in Derivatives Net of Regulatory Deferral	(1,512)	(337)
Stock Compensation Expense	2,664	2,885
Other—Net	736	580
Cash Provided by (Used for) Current Assets and Current Liabilities:	—	—
Change in Receivables	29,993	(24,314)
Change in Inventories	18,721	(9,054)
Change in Other Current Assets	29,329	(8,165)
Change in Payables and Other Current Liabilities	(32,506)	4,997
Change in Interest and Income Taxes Payable/Receivable	16,953	810

Net Cash Provided by Operating Activities	140,579	40,244

Cash Flows from Investing Activities
Capital Expenditures	(150,138)	(172,237)
Proceeds from Disposal of Noncurrent Assets	4,730	7,446
Acquisitions—Net of Cash Acquired	—	(41,674)
Net Increase in Other Investments and Long-Term Assets	(20,805)	(393)

Net Cash Used in Investing Activities	(166,213)	(206,858)

Cash Flows from Financing Activities
Net Short-Term Borrowings	(12,414)	16,955
Proceeds from Issuance of Common Stock	4,637	162,961
Common Stock Issuance Expenses	(23)	(6,136)
Payments for Retirement of Common Stock	(229)	(91)
Proceeds from Issuance of Long-Term Debt	75,005	1,140
Short-Term and Long-Term Debt Issuance Expenses	(3,693)	(527)
Payments for Retirement of Long-Term Debt	(5,983)	(2,691)
Dividends Paid	(32,239)	(27,382)

Net Cash Provided by Financing Activities	25,061	144,229

Effect of Foreign Exchange Rate Fluctuations on Cash	(926)	423

Net Change in Cash and Cash Equivalents	(1,499)	(21,962)
Cash and Cash Equivalents at Beginning of Period	7,565	39,824

Cash and Cash Equivalents at End of Period	$6,066	$17,862